Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Registration Statement on Form SB-2 of our report dated March 26, 2004, relating to the consolidated financial statements of Axtive Corporation and subsidiaries as of and for the year ended December 31, 2003, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ KBA Group LLP

Dallas, Texas

October 26, 2004